Exhibit 99.14

Consent

I, Stephanie Shern, hereby consent to being named in the prospectus included in the Registration Statement on Form F-4 filed by Koninklijke Ahold N.V. (including any amendments to such Registration Statement) in connection with the Merger Agreement, dated as of June 24, 2015, among Koninklijke Ahold N.V. and Delhaize Group NV/SA as a person who will become a member of the supervisory board of Koninklijke Ahold Delhaize N.V.

/s/ Stephanie Shern

Dated: January 22, 2016